EXHIBIT 99.1

Proteon Therapeutics Announces Closing of $22 Million Convertible Preferred Stock Financing

WALTHAM, Mass., Aug. 02, 2017 (GLOBE NEWSWIRE) -- Proteon Therapeutics, Inc. (Nasdaq:PRTO), a company developing novel, first-in-class therapeutics to address the medical needs of patients with kidney and vascular diseases, today announced that it has closed its previously announced $22 million private placement for the sale of Series A Convertible Preferred Stock ("Preferred Stock") to a syndicate of current and new investors led by an affiliate of Deerfield Management with other investors in the transaction being Abingworth, Fairmount Funds, Intersouth Partners, Perceptive Advisors, Pharmstandard, RA Capital, Skyline Ventures and TVM Capital.

Under terms of the securities purchase agreement and the Preferred Stock Certificate of Designation, Jonathan Leff, a partner at Deerfield Management, has joined Proteon’s Board of Directors, which has been expanded to nine directors.

At the closing, Proteon issued 22,000 shares of Preferred Stock, which are convertible into common shares at an initial conversion price of $0.9949 per share, or 22,112,775 shares of common stock. Please refer to the Company's Form 8-K, which was filed with the Securities and Exchange Commission on June 23, 2017, for the complete terms of the Preferred Stock transaction.

Proteon intends to use the proceeds from the transaction to complete the ongoing PATENCY-2 trial and fund continued market access activities. The financing also extends the Company’s cash runway into the fourth quarter of 2019, which allows the Company to operate for more than six months beyond the expected release of topline data from the PATENCY-2 Phase 3 clinical trial based on the Company’s current operating plan.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall there be any sale of any these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. The securities to be sold pursuant to the securities purchase agreement will not have been registered under the Securities Act of 1933, as amended, or state securities laws as of the time of issuance and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

About Vonapanitase

Vonapanitase is an investigational drug intended to improve hemodialysis vascular access outcomes. Vonapanitase is applied in a single administration and is currently being studied in a Phase 3 program in patients with chronic kidney disease (CKD) undergoing surgical creation of a radiocephalic arteriovenous fistula for hemodialysis. Vonapanitase has received breakthrough therapy, fast track and orphan drug designations from the FDA, and orphan medicinal product designation from the European Commission, for hemodialysis vascular access indications. In addition, vonapanitase may have other surgical and endovascular applications in diseases or conditions in which vessel injury leads to blockages in blood vessels and reduced blood flow. Proteon is currently conducting a Phase 1 clinical trial of vonapanitase in patients with peripheral artery disease (PAD).

About Proteon Therapeutics

Proteon Therapeutics is committed to improving the health of patients with kidney and vascular diseases through the development of novel, first-in-class therapeutics. Proteon's lead product candidate, vonapanitase, is an investigational drug intended to improve hemodialysis vascular access outcomes. Proteon is currently enrolling patients in PATENCY-2, a Phase 3 clinical trial evaluating vonapanitase in patients with CKD undergoing surgical creation of a radiocephalic arteriovenous fistula for hemodialysis. Proteon is also evaluating vonapanitase in a Phase 1 clinical trial in patients with PAD. For more information, please visit www.proteontx.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are, or may be deemed to be, "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “estimates,” “anticipates,” "expects,” “plans,” "intends,” “may,” or “will,” in each case, their negatives or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These statements, including when the Company expects to report top-line data from the PATENCY-2 trial, the anticipated use of proceeds from the Preferred Stock transaction, and the sufficiency of the Company’s cash, cash-equivalents and available-for-sale investments to fund the Company’s operations into the fourth quarter of 2019, and those relating to future events or our future financial performance or condition, involve substantial known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties and other factors, including whether our cash resources will be sufficient to fund the Company’s operating expenses and capital expenditure requirements for the period anticipated; whether data from early nonclinical or clinical studies will be indicative of the data that will be obtained from future clinical trials; whether vonapanitase will advance through the clinical trial process on the anticipated timeline and warrant submission for regulatory approval; whether such a submission would receive approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies on a timely basis or at all; and whether the Company can successfully commercialize and market its product candidates, are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission (“SEC”) on March 16, 2017, and the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the SEC, particularly in the sections titled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” In light of the significant uncertainties in the Company’s forward-looking statements, no person should place undue reliance on these statements or regard these statements as a representation or warranty by the Company or any other person that the Company will achieve its objectives and plans in any specified time frame, or at all. The forward-looking statements contained in this press release represent the Company’s estimates and assumptions only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Investor Contact
George Eldridge, Proteon Therapeutics, Senior Vice President and Chief Financial Officer
781-890-0102
geldridge@proteontherapeutics.com

Media Contact
Ann Stanesa, Ten Bridge Communications
617-230-0347
proteon@tenbridgecommunications.com